Exhibit 10.1

433 California Street, Suite 210 San Francisco. CA 94104 (415) 391-3500 Fax (415) 391-8539

April 10, 2011

Seth Hamot, Chairman

Orange 21 Inc.

2070 Las Palmas Dr.

Carlsbad, CA 92009

Dear Seth:

RE:	Retainer Agreement between Regent Pacific Management Corporation and Orange 21 Inc.

This letter sets forth the terms and conditions upon which Orange 21 Inc., a Delaware corporation (the “Company”), will engage Regent Pacific Management Corporation, a California corporation (“Regent Pacific”), to perform certain management services for the Company.

Services: The services provided hereunder will include the following work product, which Regent Pacific will supply to the Company in accordance with the terms of this letter and for the agreed-upon consideration required by this letter:

1.	Regent Pacific agrees to provide the services of Michael D. Angel, to assume the interim chief financial officer responsibilities of the Company and to serve as the Company’s principal financial officer. It is contemplated that Mr. Angel may regularly consult with other members of Regent Pacific in the ordinary course of his engagement. Both Regent Pacific and Mr. Angel shall report to the Chief Executive Officer and Board of Directors of the Company (the “Board”) and shall be accountable to the Chief Executive Officer and the Board for fulfilling the obligations of this engagement.

Deliverables: Regent Pacific is prepared to begin our services by April 12, 2011, contingent upon the transfer to and receipt by Regent Pacific of the required initial payments of this retainer agreement;

Fees: The fee for the services provided hereunder shall be $50,000 per four (4) week increment, each to be paid in advance of each four-week billing period. The payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by the Company. It is further understood that Regent Pacific’s fees are to be paid in advance of the work to be performed, and that the initial payment is to be paid on or before April 12, 2011. It is further agreed that such cash payments are earned in full upon receipt by Regent Pacific, by virtue of our accepting this agreement and the responsibilities it entails, and are nonrefundable.

In addition to the four week fee described above, the Company shall also pay Regent Pacific certain success fees based upon the attainment of mutually agreed milestones. It is currently contemplated that such milestones shall relate to (1) the establishment of a revised forecast and budget for 2011, and (2) the development and implementation, of a management information dashboard and monthly operating report for the Board. It is currently contemplated that the attainment of each milestone shall result in the payment of a success fee of approximately $25,000. The Company and Regent Pacific shall define the specific milestones and finalize the amount of the success fees within four (4) weeks of the date of this agreement.

Mr. Seth Hamot

Orange 21 Inc.

April 10, 2011

The Company shall issue to Regent Pacific a warrant to purchase unregistered shares of the Company’s common stock representing 1.5% of the fully-diluted stock of the Company as of the date hereof. The exercise price of such warrant shall be the closing price of the Company’s common stock at the date hereof. The warrant shall be issued within 30 days of the date of this agreement and shall have a term often (10) years. Notwithstanding any of the above, should Regent Pacific fail to provide services during the initial three months of the six month term of this agreement, said warrant shall be cancelled by the company and all other cash compensation shall be Regent Pacific’s sole fees.

Expense reimbursement: In addition to the fees agreed to hereunder, the Company will also be responsible for certain charges for costs and expenses of Regent Pacific and/or its principals. Such costs and expenses will include, among others, charges for messenger services, air couriers, word processing services, photocopying, airfare, travel and reasonable living expenses, postage, long distance telephone, legal advice, and other charges customarily invoiced by professional firms for reimbursement of out-of-pocket expenses. Regent Pacific will periodically present invoices to the Company for reimbursement of such charges, and the Company agrees to pay such invoices within five (5) working days of presentation. It is agreed that such expenses shall include the cost of Mr. Angel’s weekly roundtrip economy class airfare from Northern California to San Diego, a rental car, airport parking, weekly hotel accommodations (anticipated to be an extended stay corporate residence hotel), and reasonable meals. Additional out-of-pocket expenses in excess of $1,000 per month shall only be reimbursed with the Company’s prior written consent.

Term of agreement: The term of this agreement shall be for a period of six (6) months, unless earlier terminated in accordance with this paragraph; provided, however, that in no event may this agreement be terminated during the first three (3) months. The Company may discharge Regent Pacific at any time after the non-cancelable period provided that the Company has delivered 60-day prior written notice of intent to cancel this agreement. Regent Pacific may withdraw from this assignment and cancel this agreement at any time with the Company’s consent or for good cause without the Company’s consent. Good cause includes, among others, the Company’s breach of this agreement (including the Company’s failure to timely pay any amount under this agreement), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful.

No Conflict: Because of the breadth and nature of our practice, from time to time our firm may work for one client whose interest may be opposed to that of another client, for which we work in an unrelated matter. Please be assured that, despite any potential difference in the interests of our clients, we strictly preserve all client confidences and zealously pursue the interests of each of our clients. The Company agrees that it does not consider such concurrent work in unrelated

Mr. Seth Hamot

Orange 21 Inc.

April 10, 2011

matters of the Company and any other client of Regent Pacific to be inappropriate, and therefore waives any objections to any such present or future concurrent assignments provided, however, that such waiver shall not apply to any willful misconduct or breach of confidentiality obligations of Regent Pacific hereunder.

Indemnification: Except in the case of willful misconduct or gross negligence of Regent Pacific, the Company shall indemnify, defend, and hold Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and counsel, harmless against any damages, costs, fines, penalties, liabilities, attorneys’ and other professional fees and disbursements, suffered, incurred by, or asserted against, Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel, including any amounts incurred or paid in settlement or any judgment of any action, suit, or proceeding brought under any statute, at common law, or otherwise, which arises under or in connection with the performance by Regent Pacific of services pursuant to and in accordance with the terms of this this agreement and any amendment or modification thereto. The obligations of the Company under this paragraph are hereinafter collectively referred to as “Indemnity Obligations.” The Indemnity Obligations shall survive for a period of two years after any termination of Regent Pacific’s services under this agreement and any amendment or modification thereto. In the event the Company shall be obligated hereunder to provide indemnification, the Company shall be entitled to assume the defense of any loss, claim, damage, liability, or action (collectively, “Claim”) with counsel approved by Regent Pacific (which approval shall not be unreasonably withheld) upon the delivery to Regent Pacific of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Regent Pacific and the retention of such counsel by the Company, the Company will not be liable to Regent Pacific under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Regent Pacific; provided, however, that (i) Regent Pacific shall have the right to employ Regent Pacific’s separate counsel in any such Claim at Regent Pacific’s expense and (ii) if (A) the employment of separate counsel by Regent Pacific has been previously authorized by the Company, (B) Regent Pacific shall have reasonably concluded that there may be a conflict of interest between the Company and Regent Pacific in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Regent Pacific’s separate counsel shall be expenses for which Regent Pacific may receive indemnification hereunder. The Company shall not be liable under this agreement to make any payment in connection with any Claim made against Regent Pacific to the extent Regent Pacific has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable hereunder. The Company agrees to promptly tender any payments due to Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel, under or in respect of the Indemnity Obligations, within ten (10) business days following written demand by Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel. The Company’s Indemnity Obligations shall not apply to amounts paid in settlement of any Claim, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

Mr. Seth Hamot

Orange 21 Inc.

April 10, 2011

Confidential information: Regent Pacific and its team of managers shall have access under this agreement to certain proprietary and/or confidential information with respect to the Company’s business. Regent Pacific hereby agrees to protect such confidential information as though it were Regent Pacific’s own confidential information, in accordance with the following terms and conditions:

1.	the Company shall permit Regent Pacific to review financial and proprietary information necessary to Regent Pacific’s participation in the Company’s management.

2.	the Company shall permit, and Regent Pacific shall require, review of all the Company Board of Directors minutes and all executive actions taken within the three months prior to the execution of this agreement.

3.	Regent Pacific shall maintain the confidentiality of all such information and prevent the unauthorized disclosure thereof. No such information shall be made available for the use of any other party or be divulged to others unless it:

a.	is independently developed by Regent Pacific, provided that the person or persons developing same have had no access to confidential information received from the Company;

b.	is or becomes publicly available; or

c.	is rightfully and lawfully received by Regent Pacific from an independent third party.

Governing Law: This agreement is made under the laws of the State of California, without reference to its conflict of laws principles. If any legal action arises under this agreement or by reason of an asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney’s fees, incurred in enforcing or attempting to enforce the terms of this agreement.

Non-solicitation: The Company agrees that it shall not, except by mutual agreement between the parties, during the term of this agreement nor for a period of three (3) years after its termination, solicit for employment nor employ, whether as employee or independent contractor or agent, any person who performs services under this agreement. It is agreed that in the event of a breach of this paragraph by the Company, it would be impractical or extremely difficult to fix actual damages and, therefore, Regent Pacific and the Company agree that any party in breach of this paragraph shall pay to Regent Pacific $487,500 per individual solicited or employed as employee, independent contractor or agent, as Liquidated Damages and not as a penalty, which is agreed by Regent Pacific and the Company to represent reasonable compensation for the foreseeable loss that will, in all likelihood, be incurred because of such breach.

Mr. Seth Hamot

Orange 21 Inc.

April 10, 2011

Limitation of Liability: REGENT PACIFIC’S ENTIRE AGGREGATE LIABILITY PURSUANT TO, IN CONNECTION WITH AND ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY LEGAL ACTION OR PROCEEDING, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR OTHERWISE SHALL NOT EXCEED IN AGGREGATE THE AMOUNT OF U.S. $1,000,000. REGENT PACIFIC SHALL NOT BE LIABLE HEREUNDER FOR ANY AMOUNTS REPRESENTING LOSS OF PROFIT, LOSS OF BUSINESS OR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS SET FORTH IN THIS PARAGRAPH ARE INTEGRAL TO THE AMOUNT OF CONSIDERATION LEVIED UNDER THIS AGREEMENT.

Limited Warranty and Disclaimer: Regent Pacific shall perform all services hereunder in a professional and workmanlike manner. In the event of a breach of this warranty, Regent Pacific shall promptly take such action as may be reasonably required to remedy such failure. The foregoing states Company’s sole and exclusive remedy, and Regent Pacific’s sole obligation, for a breach of any express or implied warranty arising from this Agreement. EXCEPT AS SPECIFICALLY PROVIDED ABOVE, REGENT PACIFIC HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SERVICES AND DELIVERABLES PROVIDED UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF RESULT, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, DESIGN OR USE.

General terms: This constitutes the entire understanding between Regent Pacific and the Company regarding our services. Further, this agreement supersedes and replaces any prior agreements between the parties. By executing this agreement you acknowledge that you have read it carefully and understand all of its terms. This agreement cannot be modified except by further written agreement signed by each party. If any provision of this agreement shall for any reason and to any extent be found invalid or unenforceable, the remainder of this agreement shall remain in full force and effect and be interpreted so as best to reasonably effect the intent of the parties. In such event, both parties recognize their intent that this agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves a similar objective.

If the Company is in agreement with the foregoing, and it accurately represents your understanding of the agreement between the Company and our firm, please sign the enclosed copy of this letter, and return to me, along with the first four (4) week service fee of $50,000. Said payments may be wire-transferred to the account of Regent Pacific Management Corporation at Comerica Bank, 333 West Santa Clara Street, San Jose, CA 95113, Account #1890652975, routing number 121137522. Our contact there is Jojo S. Cope at (408) 556-5311. In

Mr. Seth Hamot

Orange 21 Inc.

April 10, 2011

order to maintain continuity in scheduling of our resources, we ask that we receive your affirmative response as soon as possible. Please understand that we can assume no responsibility in connection with the services to be provided under this agreement until the signed copy has been returned and the required funds as agreed to by us have been received.

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION

/s/ Stephen M. Race
Stephen M. Race Chief Executive Officer

Agreed this 11th day of April, 2011:

ORANGE 21 INC.

By:	/s/ Seth Hamot
Seth Hamot Chairman of the Board